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                                                                      EXHIBIT 12

Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Stock
                                   Dividends
                            (Dollars in thousands)


Years ended December 31,                                       1996             1997           1998            1999         2000
                                                           -----------      ------------     -----------    ----------   ----------
Net income before extraordinary item                          $38,014          $  70,199      $  72,470    $   92,695    $  75,784

Add:
  Portion of rents representative
    of the interest factor                                        257                412            569           928          866
  Minority interests                                               58                278          1,541         5,679        4,386
  Interest on indebtedness                                     50,843             79,004        106,238       153,748      156,040
                                                            ---------         ----------    -----------    ----------   ----------
    Earnings                                                  $89,172          $ 149,893      $ 180,818    $  253,050    $ 237,076
                                                            =========         ==========    ===========    ==========   ==========
Fixed charges and preferred stock dividend:
  Interest on indebtedness                                    $50,843          $  79,004      $ 106,238    $  153,748    $ 156,040
  Capitalized interest                                            541              2,634          3,360         5,153        3,650
  Equity pick up from joint venture                                 -                  -              -             -        3,098
  Portion of rents representative
    of the interest factor                                        257                412            569           928          866
                                                            ---------         ----------    -----------    ----------   ----------
     Fixed charges                                             51,641             82,050        110,167       159,829      163,654
                                                            ---------         ----------    -----------    ----------   ----------

Add:
  Preferred stock dividend                                      9,713             17,345         23,593        37,714       36,891
                                                            ---------         ----------    -----------    ----------   ----------


     Combined fixed charges and preferred stock dividend      $61,354          $  99,395      $ 133,760    $  197,543    $ 200,545
                                                            =========         ==========    ===========    ==========   ==========

Ratio of earnings to fixed charges                               1.73 x             1.83 x         1.64 x        1.58 x       1.45 x

Ratio of earnings to combined fixed charges
     and preferred stock dividend                                1.45               1.51           1.35          1.28         1.18
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